UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 2100
Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100

Not Applicable
(Former name or former address, if changed since last report.)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

By written consent dated March 14, 2017, the Board of Directors (the “Board”) of Basic Energy Services, Inc. (the “Company”) ratified and confirmed Anthony J. DiNello to serve as a Class I director on the Board. Silver Point Capital, L.P. (“Silver Point”) designated Mr. DiNello to serve as a director on the Board by delivering to the Company, on March 13, 2017, a Notice of Director Appointment, dated March 14, 2017, pursuant to its rights under Section 5.5 of the First Amended Joint Prepackaged Chapter 11 Plan of Basic Energy Services, Inc. and its Affiliated Debtors (the “Prepackaged Plan”) and in accordance with the Company’s bylaws.
Mr. DiNello joined Silver Point Capital, L.P. in January 2006, where he currently serves as a Senior Investment Analyst. Prior to joining Silver Point, Mr. DiNello worked in the Global Industrials & Services Group of Credit Suisse First Boston from July 2003 to December 2005. Mr. DiNello currently serves as a director of Healthsmart Holdings, Inc., Granite Broadcasting LLC., and 2-10 HBW, Inc., is a member of the Supervisory Board of Novasep Holdings, S.A.S., and previously served on the board of Standard Register, Inc. Mr. DiNello received a Bachelor’s Degree in Business Administration from the University of Michigan Business School, with emphases in finance and accounting.
Prior to the Company’s emergence from chapter 11 bankruptcy on December 23, 2016, Silver Point was a holder of the Company’s 7.75% Senior Notes due 2019 and 7.75% Senior Notes due 2022 (together, the “Unsecured Notes”). Pursuant to the Prepackaged Plan, the Company’s Unsecured Notes converted into common stock of the Company, resulting in Silver Point becoming a significant beneficial owner of the Company’s common stock.
Mr. DiNello has not been, and is not currently expected to be, appointed to any committees of the Board. Mr. DiNello is not a party to any plan, contract or arrangement with the Company in his role as a director and will receive the standard compensation received by the Company’s current non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Basic Energy Services, Inc.

Date: March 15, 2017	By:	/s/ Alan Krenek
Alan Krenek
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

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